Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, contact:
October 19, 2012	David A. Bochnowski
219-853-7575

Peoples Bank Announces Retirement

Of President & Chief Administrative Officer Joel Gorelick

MUNSTER, IN—Peoples Bank, and its holding company NorthWest Indiana Bancorp, today announced the upcoming retirement of Joel Gorelick, president and chief administrative officer. He will officially retire on January 16, 2013, remaining a member of both boards and providing consulting services to the Bank and the Bancorp.

Gorelick joined Peoples in 1983 as Vice President for Commercial Lending for the purpose of extending the Bank’s reach into the business community. He went on to successfully develop the Bank’s commercial line of business which today accounts for some 65% of the Bank’s total loan portfolio, and established Peoples Bank as a leader in small business lending. He also had a key role in the development of a corporate center in Munster, IN and the expansion of the Bank’s footprint in Lake and Porter counties.

For his tireless efforts to support small business development, Gorelick was recognized as the Small Business Advocate at the Northwest Indiana Entrepreneurial Excellence awards program, and named the 2000 Board Member of the Year by the National Association for Development Companies.

Promoted to president and chief administrative officer in 2005, Gorelick has long been active in a wide range of community causes and has been recognized for various leadership roles he has held over the years. Most notably, he is a former president of the Northwest Indiana Boys & Girls Club and Merrillville, IN Rotary Club, as well as the founding chairman of the board of the Regional Development Company (RDC).

Reflecting on his more than 40 years of banking experience, Gorelick said, “I was born and raised in the area, and I’ve been fortunate that working here at Peoples for 30 of those years has allowed me to stay engaged and contribute to the welfare of the community.” He currently provides oversight to the executive committee of the Tolleston Project, a regional campaign to build a new home for the Boys & Girls Club, as well as serves as director and chairman of the governance committee of the RDC.

As his tenure at Peoples comes to a close, Gorelick points to the strength of the senior management team in place and the financial stability of the Bank to carry the Bank forward. “I have had the good fortune of working with an extraordinary leadership team and the most caring and committed employees who are like family to me. With this foundation, the Bank is well positioned for sustained long-term growth,” he said.

David A. Bochnowski, Peoples Bank chairman and chief executive officer, will resume the role of president in addition to his current duties when Gorelick retires. Said Bochnowski, “Peoples Bank has been privileged to have the professional ability and leadership of Joel Gorelick on our management team. Back in the 1980’s when Joel first arrived, we had a vision for a community bank that would serve the needs of consumers and small business with exceptional service and competitive products. We have succeeded due to the effort of the entire Peoples team and, in no small measure, to Joel’s ability to understand the needs of retail and small business customers while providing insight into the Bank’s strategic direction.”

Bochnowski went on to say, “Every day for three decades, Joel has come to work with energy, commitment, and a passion for serving the Bank’s customers and community while developing our personnel as a mentor and coach. Although he has announced his decision to retire, and we will miss him in the office, I am very pleased that Peoples Bank and the NorthWest Indiana Bancorp will continue to benefit from Joel’s expertise as a director and consultant as we remain committed to serving the needs of our customers and community.”

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The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.